As filed with the Securities and Exchange Commission on November 8, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD COAST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6036	46-2135597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bart O. Caraway

Chairman, President and Chief Executive Officer

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq. Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 (214) 855-3906 (214) 855-8200 (facsimile)	Derek W. McGee, Esq. Brent Standefer, Jr., Esq. Fenimore Kay Harrison LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5900 (512) 583-5940 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-260291

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $1.00 per share	575,000	$25.00	$14,375,000	$1,332.57

(1)

Represents only the additional number of shares of common stock being registered and includes shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-260291).

(2)	Based upon the public offering price.
(3)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The Registrant previously paid $6,952.50 for the registration of $75,000,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on October 15, 2021 (File No. 333-260291) and $1,362.69 for the registration of an additional $14,700,000 of proposed maximum aggregate offering price in the filing of Amendment No. 1 to the Registration Statement on November 1, 2021 (File No. 333-260291).

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

Explanatory Note and Incorporation by Reference

Third Coast Bancshares, Inc., a Texas corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of additional shares of common stock, par value $1.00 per share (“Common Stock”), of Registrant. This Registration Statement relates to the public offering of securities contemplated by the earlier registration statement on Form S-1, as amended (File No. 333-260291) (the “Prior Registration Statement”), which the Commission declared effective on November 8, 2021. The contents of the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference into this Registration Statement.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Common Stock offered by Registrant by 575,000 shares of its Common Stock, which includes 75,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Common Stock that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Norton Rose Fulbright US LLP*

23.1	Consent of Norton Rose Fulbright US LLP (included as part of Exhibit 5.1 hereto)*

23.2	Consent of Whitley Penn LLP*

24.1	Powers of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-260291) filed with the Securities and Exchange Commission on October 15, 2021, and incorporated herein by reference)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Humble, Texas, on the 8th day of November, 2021.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart O. Caraway
Bart O. Caraway
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature		Title	Date
By:	/s/ Bart O. Caraway	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 8, 2021
Bart O. Caraway

By:	/s/ R. John McWhorter	Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2021
R. John McWhorter

By:	*	Director	November 8, 2021
Carolyn Bailey

By:	*	Director	November 8, 2021
Martin Basaldua

By:	*	Director	November 8, 2021
Dennis Bonnen

By:	*	Director	November 8, 2021
W. Donald Brunson

By:	*	Director	November 8, 2021
Norma J. Galloway

By:	*	Director	November 8, 2021
Troy A. Glander

By:	*	Director	November 8, 2021
Shelton J. McDonald

By:	*	Director	November 8, 2021
Joseph L. Stunja

By:	*	Director	November 8, 2021
Reagan Swinbank

*By:	/s/ Bart O. Caraway
Bart O. Caraway
Attorney-in-Fact

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